THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$186,619.92 January 1, 2025

For value received **Shasta Power Fund II LLC,** a Delaware limited liability company (the "***Company***"), promises to pay to **Shasta Power, LLC** or its assigns ("***Holder***") the principal sum of $**186,619.92** together with interest from the date set forth above on the unpaid principal balance of this Note outstanding accruing at an annual compounding rate of 3.26% (which is the short-term adjusted applicable federal rate ("AFR") published by the Internal Revenue Service for December 2024) until this Convertible Promissory Note (the "Note") is paid in full by the Company.

1. Repayment and Interest Rate All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. The outstanding principal amount of the Loan shall be due and payable on July 29, 2026 (the "***Maturity Date***"). The Company can repay the principal and accrued interest due on Notes at any time before the Maturity Date provided that accrued interest paid for early payment shall be the interest for one year or the actual accrued interest whichever amount is greater.

2. Conversion; Repayment Upon Offering of Company Interests.

(a) In the event that the Company issues and sells shares of its Class A Units to investors (the "***Investors***") on or before the date of the repayment in full of this Note in an equity financing resulting in gross proceeds to the Company of at least $500,000 (a "***Qualified Financing***"), then the outstanding principal balance of this Note shall have the option to convert in whole or in part, upon notification by the Holder to the Company, into such Class A Units at a conversion price equal 100% of the per share price paid by the Investors, and otherwise on the same terms and conditions as given to the Investors, be reimbursed in the form of cash. Any unpaid accrued interest on this Note shall be converted into Class A Units on the same terms as the principal of the Notes, or be paid in the form of cash.

(b) In the event that a Qualified Financing is not consummated prior to the Maturity Date, then the outstanding principal balance and any unpaid accrued interest under this Note shall not be converted into shares of Class A Units of the Company. The note shall only be reimbursed in cash or Converted to Class A units if Qualified Financing is obtained.

(c) If, after aggregation, the conversion of this Note would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of one share of the class and series of capital stock into which this Note has converted by such fraction.

(d) Occurrence of any of the following shall constitute an event of default: (a) the nonpayment of any principal or interest by Company on the Note when the same becomes due and payable; or (b) Company's failure to comply with any material term, obligation, covenant, or condition contained in the Note. Upon an event of default, Holder may choose to notify the Company of the default. The Company shall have thirty (30) days from the date of the notice to remedy the default condition.

(e) For purposes of this Note:

(i) "***Class A Units***" shall mean that class of the Company's LLC membership interests as more fully defined in the Company's LLC operating agreement (the "Agreement"). Each individual Class A Unit constitutes a fractional part of the Interest of each Member in the Company representing the relative interest, rights and obligations a Member has with respect to certain economic rights, voting, and other items pertaining to the Company as set forth in the Agreement. Unless otherwise provided herein, references in the Agreement to Units of a Member include all or the portion of such Member's Interest that is represented by or attributable to, or otherwise relates to, such Units. Whole numbers of Units may be issued by the Company and/or owned by Members and other transferees of Units.

3. **Maturity.** Unless this Note has been previously converted in accordance with the terms of Sections 3(a) through (c) above or satisfied in accordance with the terms of Section 3(d) above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

4. **Expenses.** In the event of any default hereunder, the Company shall pay all reasonable attorneys' fees and court costs incurred by Holder in enforcing and collecting this Note.

5. **Prepayment.** The Company may prepay this Note prior to the Maturity Date without the consent of the Holder and without penalty.

6. **Default.** If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 7(c) or 7(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company shall default in its performance of any covenant under the Agreement or any Note;

(c) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

7. **Waiver.** The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

8. **Governing Law.** This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

9. **Modification; Waiver.** Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

10. **Assignment.** This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company's obligation to pay such interest and principal.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE FOR CONVERTIBLE PROMISSORY NOTE

COMPANY

SHASTA POWER FUND II LLC

By: ______________________

Name: John Copyak

Title: Manager

Holder: Shasta Power LLC

Principal Amount of Note: $**186,619.92**

Date of Note: January 1, 2025